UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2008

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

557 Roy Street, Suite 125 Seattle, WA 98109
(Address of principal executive offices)

(888) 985-8881
(Registrant’s telephone number)

TELEGEN CORPORATION
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities

On August 27, 2008, Vu1 Corporation accepted subscriptions for and closed on the sale of 1,350,000 Units in its private placement, raising gross proceeds of $1,079,975. With this initial closing, the company exceeded the minimum amount of $1,000,000 to break escrow. The terms of the private placement provide for the offer and sale of up to $7.5 million in Units at a subscription price of $0.80 per Unit. Each Unit consists of two shares of common stock and a two-year Warrant to purchase one share of common stock at an exercise price of $0.60 per Share. At the initial closing, we issued 2,700,000 shares of common stock and warrants to purchase 1,350,000 shares.

The securities are being offered and sold pursuant to the exemptions from registration provided by Rule 506 of Regulation D under the Securities Act of 1933 and Regulation S.

The securities offered and sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements.

This Current Report on Form 8-K is intended to comply with Rule 135c under the Securities Act and shall not constitute an offer to sell, nor shall there be any sale of these securities in the United States or in any jurisdiction in which such offer, solicitation or sale, would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

d.)	Exhibits

Exhibit 10.1    Form of Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: September 3, 2008	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer